EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the reverse acquisition transaction (the "Reverse Acquisition") between Global Boatworks Holdings, Inc. ("GBBT") and R3Score Technologies, Inc. ("R3S"). In the Reverse Acquisition, GBBT issued 109,502,254 shares of its common stock to the shareholders of R3S in exchange for all of the issued and outstanding common shares of R3S, which resulted in R3S becoming a wholly owned subsidiary of GBBT. As owners and management of R3S have voting and operating control of GBBT following the Reverse Acquisition, the transaction is accounted for as a reverse acquisition.

The unaudited pro forma consolidated financial statements presented below are prepared by applying the acquisition method of accounting to a business combination that is a reverse acquisition. Pro forma adjustments which give effect to certain transactions occurring as a direct result of the Reverse Acquisition are described in the accompanying unaudited notes presented on the following pages. The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2019, and the six months ended June 30, 2020, present the combined results of operations as if the Reverse Acquisition had occurred on January 1, 2019. The unaudited pro forma consolidated balance sheet at June 30, 2020 is prepared assuming the Reverse Acquisition occurred on June 30, 2020.

These unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had GBBT and R3S been a combined company during the specified periods. The unaudited pro forma consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, R3S's audited financial statements for the years ended December 31, 2019 and period since inception (May 2, 2018) ended December 31, 2018, R3S's unaudited interim financial statements for the six month period ended June 30, 2020, GBBT's audited financial statements for the year ended December 31, 2019, as included in its Annual Report on Form 10K for the year ended December 31, 2019, GBBT's unaudited interim financial statements for the quarter ended June 30, 2020 as included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Year Ended December 31, 2019

	Global Boatworks Holdings	R3Score Technologies, Inc.	Pro Forma Adjustments	Note	Pro Forma Condensed Consolidated
Revenues	$ 750,000	$ -	-		$ 750,000
Cost of Sales	662,457	-	-		662,457
Income from operations	87,543	-	-		87,543
Other Expense
Operating expenses	79,113	517,629	3,040,000	C)	3,636,742
Interest expense	43,316	15,532	(9,000)	B)	49,848
Total other expense	122,429	533,161	3,031,000		3,686,590
Loss before income taxes	(34,886)	(533,161)	-		(3,599,047)
Provision for income taxes	-	-	-		-
Net Loss	$ (34,886)	$ (533,161)	-		$ (3,599,047)
Basic and diluted net loss per share					$ (0.03)
Weighted average shares outstanding					111,490,963

Unaudited Pro Forma Consolidated Condensed Balance Sheet at June 30, 2020

Assets	Global Boatworks Holdings	R3Score Technologies	Pro Forma Adjustments	Note	Pro Forma Condensed Consolidated
Current Assets	$ 189,027	$ 74,722	$ (189,027)	E)
			20,000	D)	94,722
Other Assets	5,015	82,853	(5,015)	E)	82,853
Assets of Discontinued Operations	-	-	194,042	E)	194,042
Goodwill	-	-	93,561,351	B)	93,561,351
Total Assets	$ 194,042	$ 157,575	93,581,351		$ 93,932,968
Liabilities
Accounts Payable & Other Current Liabilities	$ 1,634,702	$ 550,605	$ (1,634,702)	F)	$ 550,605
Loans Payable	385,412	123,500	(385,412)	F)
			135,000	D)	258,500
Loans Payable noncurrent	220,352	451,789	(220,352)	F)	451,789
Liabilities of Discontinued Operations	-	-	2,240,466	F)
			(115,500)	B)
			(115,000)	D)	2,009,966
Total Liabilities	2,240,466	1,125,894	(95,500)		3,270,860
Preferred Stock, par value	1,000	-	-		1,000
Equity
Common Stock , par value	290	166	(166)	A)
			11,149	A)
			278	B)
			380	C)	12,097
Additional paid in capital	4,175,726	174,906	91,502,654	A)
			(4,175,726)	A)
			115,222	B)
			3,039,620	C)	94,832,402
Accumulated deficit	(6,223,440)	(1,143,391)	6,223,440	A)
			(3,040,000)	C)	(4,183,391)
Total Equity	(2,047,424)	(968,319)	93,676,851		90,661,108
Total Liabilities & Equity	$ 193,332	$ 157,575	$ 93,581,351		$ 93,932,968

Unaudited Pro Forma Consolidated Condensed Statement of Operations

for the Six Months Ended June 30, 2020

	Global Boatworks Holdings	R3Score Technologies, Inc	Pro Forma Adjustments	Note	Pro Forma Consolidated
Revenues	$ -	$ -	-		$ -
Cost of Sales	-	-	-		-
Income from operations	-	-	-		-
Other Expense
Operating expenses	156,027	315,078	-		471,105
Interest expense	19,144	12,100	-		31,244
Total other expense	175,171	327,178			502,349
Loss before income taxes	(175,171)	(327,178)	-		(502,349)
Provision for income taxes	-	-	-		-
Net Loss	$ (175,171)	$ (327,178)	-		$ (502,349)
Basic and diluted net loss per share					$ 0.00
Weighted average shares outstanding					111,490,963

Notes to the Unaudited Pro-Forma Consolidated Condensed Financial Statements

1. Pro Forma Adjustments for the year ended December 31, 2019

B) To reverse interest expense on note payable converted to common stock concurrent with merger agreement

C) To record 3,800,000 shares issued for services related to the acquisition

2. Pro Forma Adjustments at June 30, 2020

A) To record the issuance of 109,502,254 shares of common stock pursuant to the Merger Agreement, and related allocation of purchase price to the net assets acquired in the reverse merger

B) To record the 2,780,669 shares of common stock issued to settle $115,500 debt

C) To record 3,800,000 shares issued for services related to the acquisition

D) To record $135,000 in new notes payable and payment of $115,000 of GBBT liabilities

E) To reclass GBBT assets to Assets of discontinued operations

F) To reclass GBBT liabilities to Liabilities of discontinued operations

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